EXHIBIT 99.0



FOR IMMEDIATE RELEASE                          CONTACT: Glenn Bozarth
January 3, 2000                                         Mattel, Inc.
                                                        (310) 252-3521



                MATTEL, INC. NAMES BERNARD STOLAR
                 PRESIDENT OF MATTEL INTERACTIVE

            MATTEL CFO HARRY PEARCE TO RETIRE IN MARCH
            ------------------------------------------

LOS ANGELES, January 3 -- Mattel, Inc. today announced that
Bernard Stolar, former president and chief operating officer of Sega of America, Inc., has been named president of the company's Mattel Interactive division.

"With his wealth of interactive and brand building experience, Bernie has the ideal background for this position, and a strong record of past success," Jill E. Barad, Mattel's chairman and chief executive officer, said. "Under his leadership, we will maximize the value of our rich portfolio of software brands."

"Mattel has some of the strongest brands in the world," Stolar said. "I'm looking forward to helping shape Mattel's software and online product lines to further capitalize on its strengths today, and make Mattel Interactive an even stronger interactive and digital media company in the future."

Stolar, 53, served as president and chief operating officer of Sega of America, Inc. from July 1996 to August 1999. He orchestrated Sega's resurgence in the video game market through the launch of Sega Dreamcast, which had unprecedented sales of $97 million on its first day in September 1999. Prior to joining Sega, he was executive vice president for Sony Computer of America, where he was a member of the team responsible for launching Sony Playstation. His prior experience also includes two years at Atari Corporation, where he was president of the company's Lynx division.

Mattel also announced today that Harry Pearce, the company's chief financial officer, will retire in March, and that a search has been initiated to recruit his successor. Pearce, 55, was a 24-year employee of Tyco Toys before that company's 1997 merger with Mattel.

"Harry played a key role in making our merger with Tyco a reality, and we thank him for the many contributions he made to our company," Barad said. "We wish him much happiness in his retirement."

"I'm very proud of what I've accomplished at Mattel, and I'm pleased that the company is well positioned to meet its strategic objectives in the future," Pearce said.

Mattel, Inc. is the worldwide leader in the design, manufacture and marketing of family products. With headquarters in El Segundo, California, Mattel has offices and facilities in 36 foreign countries and sells its products in more than 150 nations throughout the world.

Note:
Forward-looking statements included in this release with respect to the financial condition, results of operations and business of the company, which include, but are not limited to sales levels, restructuring and integration charges, special charges, other non-recurring charges, cost savings, operating efficiencies and profitability, are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company's dependence on the timely development, introduction and customer acceptance of new products; significant changes in buying patterns of major customers; possible weaknesses of international markets; the impact of competition on revenues and margins; the company's ability to successfully integrate the operations of The Learning Company following its merger into the company;
the effect of currency fluctuations on reportable income; unanticipated negative results of litigation, governmental proceedings or environmental matters; and other risks and uncertainties as may be detailed from time to time in the company's public announcements and SEC filings.




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